                          AMENDMENT TO RIGHTS AGREEMENT

                  THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of January 4, 2001 is between DONNKENNY, INC., a Delaware corporation (the "Company"), and MELLON INVESTOR SERVICES LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as rights agent (the "Rights Agent").

                                   WITNESSETH

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of April 2, 1998 (the "Rights Agreement"); and


                  WHEREAS, Section 26 of the Rights Agreement permits the amendment of the Rights Agreement by the Board of Directors of the Company; and

                  WHEREAS, pursuant to a resolution duly adopted on December 27, 2000, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement to amend the definition of "Exempt Person"; and

                  WHEREAS, the Board of Directors of the Company has resolved and determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

                  NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.       AMENDMENT OF SECTION 1.

                  Section 1(k) of the Rights Agreement is hereby amended in its entirety to read as follows:

                  (k)      "Exempt Person" shall mean:

                           (i) the Company,

                           (ii) any Subsidiary of the Company,

                           (iii) any employee benefit plan or employee stock
                  plan of the Company or any Subsidiary of the Company, or any trust or other entity organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan,

                           (iv) any Person who, as of April 2, 1998, together
                  with all Affiliates and Associates of such Person, was the Beneficial Owner of 15% or more of the Voting Stock of the Company outstanding as of such


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                  date; provided, however, that any Person described in this clause (iv) shall no longer be an Exempt Person and shall become an Acquiring Person if (A) such Person, together with all Affiliates and Associates of such Person, after April 2, 1998, acquires Beneficial Ownership of an additional 1% or more of the Voting Stock or (B) such Person, together with all Affiliates and Associates of such Person, after April 2, 1998, reduces its Beneficial Ownership of the Voting Stock to less than 15% of the outstanding Voting Stock and thereafter acquires Beneficial Ownership of 15% or more of the outstanding Voting Stock, unless in the case of clause (A) or
                  (B) such acquisition of Voting Stock was pursuant to (x) any action or transaction or series of related actions or transactions approved by the Board of Directors before such acquisition or (y) a reduction in the number of issued and outstanding shares of Voting Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors of the Company provided, further, that in the event such Person described in clause (A) or (B) above does not become an Acquiring Person by reason of the foregoing subclauses (x) or (y), such Person nonetheless shall become an Acquiring Person in the event such Person thereafter acquires Beneficial Ownership of an additional 1% of the Voting Stock of the Company, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of such subclauses (x) or (y); and

                           (v) Daniel H. Levy and Harry A. Katz (together with
                  all their Affiliates and Associates, collectively, the "Levy/Katz Group"); provided, however, that the Levy/Katz Group shall no longer be an Exempt Person and shall become an Acquiring Person if (A) the Levy/Katz Group, after January 31, 2001 acquires Beneficial Ownership of an additional 1% or more of the Voting Stock or (B) the Levy/Katz Group, after January 31, 2001, reduces its Beneficial Ownership of the Voting Stock to less than 15% of the outstanding Voting Stock and thereafter acquires Beneficial Ownership of 15% or more of the outstanding Voting Stock, unless in the case of clause (A) or
                  (B) such acquisition of Voting Stock was pursuant to (x) any action or transaction or series of related actions or transactions approved by the Board of Directors before such acquisition or (y) a reduction in the number of issued and outstanding shares of Voting Stock of the Company pursuant to a transaction or a series of related transactions approved by the Board of Directors of the Company provided, further, that in the event the Levy/Katz Group does not become an Acquiring Person by reason of the foregoing subclauses (x) or (y), the Levy/Katz Group nonetheless shall become an Acquiring Person in the event the Levy/Katz Group thereafter acquires Beneficial Ownership of an additional 1% of the Voting Stock of the Company, unless the acquisition of such additional Voting Stock would not result in the Levy/Katz Group becoming an Acquiring Person by reason of such subclauses (x) or (y).

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2.       EFFECTIVENESS.

                  This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

3.       CERTIFICATION.

                  The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

4.       MISCELLANEOUS.

                  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first above written.


                                             DONNKENNY, INC.



                                             By: /s/ Daniel H Levy
                                                 -------------------------------
                                                 Name:  Daniel H. Levy
                                                 Title: Chief Executive Officer

                                             MELLON INVESTOR SERVICES LLC

                                             By: /s/ Thomas Watt
                                                 -------------------------------
                                                 Name:  Tom Watt
                                                 Title:  Vice President


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